NEWS
RELEASE

2005-03

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS CEO’S ADOPTION OF STOCK TRADING PLAN

HOUSTON, TEXAS, March 1, 2005 - Frontier Oil Corporation (NYSE: FTO) today announced that James R. Gibbs, Chairman of the Board, President and Chief Executive Officer has entered into a contract for a “Variable Delivery Forward Transaction” (“VDFT”) with Bear, Stearns International Limited. The VDFT is essentially a forward sale of a portion of Mr. Gibbs’ stock holdings (approximately 380,000 shares).

The stock trading plan enables Mr. Gibbs to lock in the value of a portion of his Frontier stock and diversify his holdings, while retaining his rights of ownership of the shares, including voting rights and dividends throughout the approximate 2½ year term of the forward contract. At the same time, the plan permits Mr. Gibbs to participate in the upside potential of the Frontier stock up to an agreed upon amount.

Mr. Gibbs commented, “This contract does not reflect my outlook for Frontier or the refining industry, but rather allows me to plan for my family’s future. I want to reiterate that I continue to have a substantial equity interest in the Company and assure the shareholders of my dedication to Frontier.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.